Exhibit 10.1

ALLOS THERAPEUTICS, INC.

2000 STOCK INCENTIVE COMPENSATION PLAN

NONQUALIFIED STOCK OPTION LETTER AGREEMENT

(For Non-Employee Directors)

TO:         «To»

We are pleased to inform you that you have been selected by Allos Therapeutics, Inc. (the “Company”) to receive a stock option (the “Option”) to purchase shares (the “Option Shares”) of the Company’s Common Stock under the Company’s 2000 Non-Qualified Stock Option Plan (the “Plan”).

The terms of the Option are as set forth in this Agreement and in the Plan, a copy of which is attached.  The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan.  Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important terms of the Option are summarized as follows:

Grant Date:222	«GrantDate»
Grant ID:	«GrantID»
Number of Shares:	«NumberofShares»
Exercise Price:	$«ExercisePrice» per share
Expiration Date:	«ExpirationDate»
Vesting Base Date:	«VestingBaseDate»
Type of Option:	Nonqualified Stock Option

1.             Vesting and Exercisability:  The Option will vest and become exercisable according to the following schedule:

Period of Continuous Service From Vesting Base Date	Portion of Total Option Which Is Vested and Exercisable
To be determined	To be determined

2.             Termination Provisions:  The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your service relationship with the Company or a Related Corporation.  The vested portion of the Option will terminate automatically and without further notice on the earliest of the following dates:

(a)           three months after termination of your service relationship with the Company or a Related Corporation for any reason other than for Cause, Retirement, Disability or death;

(b)           one year after termination of your service relationship with the Company or a Related Corporation by reason of Retirement, Disability or death; and

(c)           the Expiration Date;

provided, however, that if the Company or a Related Corporation terminates your service relationship for Cause, you will forfeit the unexercised portion of the Option, including all vested and unvested shares, on the date you are notified of your termination.  If you die while the Option is exercisable, the Option may be exercised until one year after the date of death or the Expiration Date, whichever is earlier.

Notwithstanding the foregoing, if you have at least five (5) years of continuous service with the Company and/or a Related Corporation and have attained age 55 as of the date of termination of your service relationship with the Company or a Related Corporation for any reason other than Cause, then you will be eligible to exercise the vested portion of the Option during the remaining term of the Option up to and including the Expiration Date.

It is your responsibility to be aware of the date your Option terminates.

3.             Method of Exercise:  You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of shares of Common Stock for which you are exercising the Option.  The written notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

4.             Form of Payment:  You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) tendering (either actually or by attestation) mature shares of Common Stock (generally shares you have held for a period of at least six months) having a fair market value on the day prior to the date of exercise equal to the exercise price (you should consult your tax advisor before exercising the Option with stock you received upon the exercise of an incentive stock option); (b) if and so long as the Common Stock is registered under the Securities Exchange Act of 1934, as amended, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board; or (c) such other consideration as the Plan Administrator may permit.

5.             Withholding Taxes:  As a condition to the exercise of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise.  The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation.  Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld (up to the minimum required federal tax withholding rate).  The Company may also deduct from the shares to be issued upon exercise any other amounts due from you to the Company.

6.             Limited Transferability:  During your lifetime only you can exercise the Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution, unless the Plan Administrator permits otherwise.  The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

7.             Registration:  At the present time, the Company has an effective registration statement with respect to the Option Shares.  The Company intends to maintain this registration but has no obligation to do so.  In the event that such registration ceases to be effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable.  By accepting the Option, you hereby acknowledge that you have read and understand Section 14.3 of the Plan.

8.             Binding Effect:  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

9.             Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation:  By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment or service contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Option Shares do not increase in value, the Option will have no value.

Please execute the following Acceptance and Acknowledgment and return it to the Stock Plan Administrator.

Very truly yours,

ALLOS THERAPEUTICS, INC.

By	/s/ Michael E. Hart
Michael E. Hart
President and Chief Executive Officer

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the State of                    , accept the Option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement and a copy of the Plan.  I have read and understand the Plan.

Dated:

Address
Taxpayer I.D. Number